Exhibit 99.1

Adamas reports second quarter 2021 financial results
Second quarter 2021 total revenues of $22.0 million, a 17% increase over second quarter 2020
GOCOVRI new paid prescriptions of 730, a 97% increase over second quarter 2020
EMERYVILLE, Calif., August 9, 2021 -- Adamas Pharmaceuticals, Inc. (Nasdaq: ADMS), a company dedicated to developing and delivering medicines that make a meaningful difference to people affected by neurological diseases, today reported financial results for the second quarter ended June 30, 2021, and recent corporate highlights.
“We delivered a strong performance in the second quarter, with a robust increase in demand set to fuel future growth,” said Neil F. McFarlane, Chief Executive Officer. “We remain on track to achieve our 2021 goals as we navigate the fluid macro environment. With the continued momentum of our GOCOVRI launch alongside our disciplined approach to capital allocation, we are excited about the opportunities ahead for patients and shareholders.”
Recent portfolio highlights
•Total revenues were $22.0 million in the second quarter of 2021, an increase of 17% as compared to $18.8 million in the second quarter of 2020.
•GOCOVRI® (amantadine) extended release capsules product sales were $20.1 million in the second quarter of 2021, an increase of 12% as compared to $18.0 million in the second quarter of 2020.
•New paid prescriptions (NRx) of GOCOVRI were approximately 730 in the second quarter of 2021, a 97% increase over NRx of approximately 370 in the second quarter of 2020.
•Total paid prescriptions (TRx) of GOCOVRI were approximately 9,400 in the second quarter of 2021, a 19% increase over approximately 7,915 TRx in the second quarter of 2020.
•Strong patient persistence of 45%-50% at 12 months for the second quarter of 2021 remains consistent.
Corporate highlights
•Recent publications in peer-reviewed journals: new data analyses suggesting GOCOVRI may meaningfully reduce the impact of motor symptoms on activities of daily living published in Neurology and Therapy; and a review article by leading neurologists published in TouchNEUROLOGY supporting GOCOVRI as a clinically significant advance in treating motor complications.
•Announced issuance of patents for GOCOVRI, the first in a new patent family, which cover drug product composition and method of use.
•First international patent covering ADS-4101, an investigational high-dose, modified release lacosamide capsule for partial onset seizures in patients with epilepsy was issued in Japan. This patent follows two recently issued U.S. patents. These patents may assist efforts to continue to partner or out-license this program.
•Received FDA approval of an sNDA for a second and alternative packager for GOCOVRI further bolstering the Company’s supply chain.

Financial results
Revenue
Total revenues were $22.0 million for the second quarter of 2021, consisting of GOCOVRI product sales of $20.1 million, OSMOLEX ER product sales of $0.5 million and royalty revenue earned on net sales of NAMZARIC® (memantine hydrochloride extended release and donepezil hydrochloride) capsules of $1.4 million. GOCOVRI product sales were up 12% compared to $18.0 million in the same period in 2020.
Research and Development (R&D) expenses
R&D expenses for the second quarter of 2021 were $1.4 million, compared to $2.6 million for the same period in the prior year. The decrease in R&D expenses was primarily due to the completion of the Company’s open-label extension trial for the treatment of multiple sclerosis patients with walking impairment.
Selling, General and Administrative (SG&A) expenses
SG&A expenses for the second quarter of 2021 were $29.2 million, compared to $23.2 million for the same period in the prior year. SG&A expenses in the second quarter of 2021 were primarily attributable to sales force costs and external spend dedicated to GOCOVRI commercialization and the related administrative support as well as the integration and initial promotion of OSMOLEX ER.
Net loss
Net loss was $12.3 million, or $0.27 per share, basic and diluted, for the second quarter of 2021, compared to a net loss of $10.6 million, or $0.37 per share, basic and diluted, for the second quarter of 2020. Net loss for the second quarter of 2021 and 2020 included $1.9 million and $1.7 million, respectively, in non-cash stock-based compensation expense.
Cash and investments
As of June 30, 2021, Adamas had $118.3 million of cash, cash equivalents and available-for-sale securities, compared to $83.4 million as of December 31, 2020. During the first quarter of 2021, the Company raised net proceeds of approximately $66.5 million through the sale of common stock.
Full year 2021 expense guidance
For full year 2021, Adamas is reiterating its estimates for R&D, SG&A and stock-based compensation expenses as set forth below:

Full Year 2021
R&D expenses	$5 million -- $10 million[1]
SG&A expenses	$110 million -- $120 million[2]
Total operating expenses	$115 million -- $130 million[3]
1Includes stock-based compensation expense of $1 million.
2Includes stock-based compensation expense of $8 million.
3Includes stock-based compensation expense of $9 million.

Investor conference call and webcast
Adamas will host a conference call and webcast today, August 9, 2021, at 4:30 p.m. ET (1:30 p.m. PT). The conference call can be accessed by dialing 1-877-407-9716 for participants in the U.S. or Canada and 1-201-493-6779 for international callers. All callers must provide the following Conference ID: 13720109. The webcast can be accessed live via the investor section of the Adamas website at https://ir.adamaspharma.com/events-presentations and will be available for replay for approximately 30 days.
About GOCOVRI
GOCOVRI® (amantadine) extended release capsules is the first and only FDA-approved medicine indicated for the treatment of dyskinesia in patients with Parkinson’s disease receiving levodopa-based therapy, with or without concomitant dopaminergic medications, and as an adjunctive treatment to levodopa/carbidopa in patients with Parkinson’s disease experiencing OFF episodes.
Taken once daily at bedtime, GOCOVRI provides an initial lag and a slow rise in amantadine concentration during the night, resulting in a high concentration from the morning and throughout the waking day. Additionally, in the clinical trials, the adjunctive use of GOCOVRI did not require dose changes to dopaminergic therapies. The most commonly observed adverse reactions with GOCOVRI were hallucinations, dizziness, dry mouth, peripheral edema, constipation, falls and orthostatic hypotension.
For more information about GOCOVRI, please visit www.GOCOVRI.com.
About OSMOLEX ER
OSMOLEX ER® (amantadine) extended release tablets, is FDA-approved for the treatment of Parkinson’s disease and drug-induced extrapyramidal reactions (EPR) in adult patients. Drug-induced EPR are involuntary, uncontrollable movements often caused by antipsychotic drug use, that can cause significant disruption for patients and their families.
OSMOLEX ER has an immediate release outer layer and an extended release core and is taken in the morning. The most commonly observed adverse reactions with OSMOLEX ER include nausea, dizziness, lightheadedness, and insomnia.
For more information about OSMOLEX ER, please visit www.OSMOLEX.com.
NAMZARIC
For more information, please visit www.NAMZARIC.com.
About Adamas
At Adamas our vision is clear - to deliver innovative medicines that reduce the burden of neurological diseases on patients, caregivers and society. We are a fully integrated company focused on growing a portfolio of therapies to address a range of neurological diseases. For more information, please visit www.adamaspharma.com.
Forward-looking statements
Statements contained in this press release regarding matters that may occur in the future are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including but not limited to, statements contained in this press release regarding Adamas’ expectations of its full year 2021 expenses. Such statements are subject to risks and uncertainties, and actual results may differ materially from those expressed or implied by such forward-looking statements. For a description of risks and uncertainties that could cause actual results to differ from those expressed in forward-looking statements, including risks relating to Adamas’ research, clinical, development and commercial activities relating to GOCOVRI, OSMOLEX ER, and ADS-5102, and the regulatory and competitive environment and Adamas’ business in general, see Adamas’ Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 9, 2021, particularly under the caption “Risk Factors.” In addition, the impact that the current COVID-19 pandemic is having and will have on demand for GOCOVRI, and the unknown duration and severity of the COVID-19 pandemic, add additional risk and uncertainty to these forward-looking statements. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Adamas undertakes no obligation to update any forward-looking statement in this press release, except as required by law.
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Contact:

Media:
Sarah Mathieson Vice President, Corporate Communications 510-450-3528 smathieson@adamaspharma.com

Investors:
Peter Vozzo Westwicke/ICR 443-213-0505 peter.vozzo@westwicke.com

— Financial Tables Attached —

Adamas Pharmaceuticals, Inc.
Unaudited Condensed Consolidated Statements of Operations
(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Revenues:
Product sales	$20,557	$17,954	$38,535	$32,435
Royalty revenue	1,415	840	2,748	840
Total revenues	21,972	18,794	41,283	33,275
Costs and operating expenses:
Cost of product sales	527	381	912	953
Research and development	1,448	2,550	3,260	5,015
Selling, general and administrative, net	29,152	23,177	55,791	47,729
Total costs and operating expenses	31,127	26,108	59,963	53,697
Loss from operations	(9,155)	(7,314)	(18,680)	(20,422)
Interest and other income, net	280	215	664	299
Interest expense	(3,469)	(3,467)	(6,901)	(7,091)
Net loss	$(12,344)	$(10,566)	$(24,917)	$(27,214)
Net loss per share, basic and diluted	$(0.27)	$(0.37)	$(0.62)	$(0.97)
Weighted average shares used in computing net loss per share, basic and diluted	45,464	28,194	40,344	28,112

Adamas Pharmaceuticals, Inc.
Unaudited Consolidated Balance Sheet Data
(in thousands)

	June 30, 2021	December 31, 2020
Cash, cash equivalents, and available-for-sale securities	$118,256	$83,365
Total assets	150,644	120,029
Total current liabilities	21,824	34,867
Long-term debt	125,541	126,307
Total liabilities	154,677	170,005
Total stockholders’ deficit	(4,033)	(49,976)